Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of this 14TH day of March, 2013, is entered into by and between Health Plan Intermediaries Holdings, LLC, a Delaware limited liability company (“Buyer”), TSG Agency, LLC, a Mississippi limited liability company (“Seller”), and Ivan Spinner, an adult individual (the “Principal”, and collectively with the Seller, the “Seller Group”).

Background:

Seller is engaged in the Business. Seller owns the Purchased Assets, which Seller uses in the operation of the Business. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Purchased Assets, all upon the terms and conditions hereinafter set forth. The Principal owns 100% of the issued and outstanding equity interests of Seller. The Principal is entering into this Agreement to provide certain non-competition, indemnification and other representations and warranties to and covenants with Buyer as a material inducement for Buyer to enter into this Agreement.

Agreement:

In consideration of the premises and of the respective mutual agreements, covenants, representations and warranties contained herein, the parties hereto agree as follows:

1. DEFINITIONS.

1.1. Certain Defined Terms. As used in this Agreement, except as otherwise set forth herein, each capitalized term shall have the meaning ascribed to such term in Exhibit A.

1.2. Construction, etc. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (i) whenever the context requires, the singular includes the plural and the plural includes the singular; (ii) “or” is not exclusive; (iii) a reference to any Person includes such Person’s successors and assigns but, if applicable, only if succession or any assignment to such successors and assigns is not prohibited by this Agreement; (iv) the words “include,” “includes” and “including” and any other words or phrases of inclusion shall not limit the generality of any enumerations or descriptions preceding such terms, and references to “included” matters will be regarded as non-exclusive, non-characterizing illustrations; (v) references to any document, instrument or agreement (A) shall be deemed to include all exhibits, schedules, addenda, riders and other attachments thereto, (B) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (C) shall mean such document, instrument or agreement as amended, modified or supplemented from time to time and in effect from time to time in accordance with the terms thereof; (vi) the section headings contained in this Agreement are for the reference purposes only and shall not affect the meaning or interpretation of any of the provisions of this Agreement; (vii) “copy” or “copies” means that the copy or copies of the material to which it relates are true, correct and complete; and (viii) “business day” shall mean any day other than a Saturday, Sunday, and any day on which banking institutions in Wilmington, Delaware are required by applicable law to be closed.

1.2.1. This Agreement is a result of negotiations among, and has been reviewed by Seller, Buyer, Principal and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against any party hereto.

2. PURCHASE AND SALE OF THE PURCHASED ASSETS.

2.1. Purchase and Sale. Upon the terms and conditions of this Agreement, Buyer hereby agrees to purchase and acquire, and Seller hereby agrees to sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens, the Purchased Assets.

2.2. No Assumption of Liabilities. Buyer will not acquire or assume and will have no responsibility for paying, performing or discharging any Liabilities of the Seller or Principal (the “Retained Liabilities”). No such assumption shall be implied or construed by operation of Law or otherwise. All Retained Liabilities shall remain the sole responsibility of, and shall be retained, paid, performed and discharged solely by, as applicable, Seller and Principal.

2.3. Purchase Price; Allocation.

2.3.1. The purchase price for all of the Purchased Assets shall be equal to Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Purchase Price”), payable by wire transfer of immediately available funds on the Closing Date.

2.3.2. The Purchase Price shall be allocated as set forth on Schedule 2.3.2. Buyer, on the one hand, and the Seller Group, on the other hand, have arrived at this allocation as set forth in Schedule 2.3.2 by arm’s-length negotiation and none of them will take a position (and each of them will cause their respective Affiliates not to take a position) on any Tax Return or before any Governmental or Regulatory Authority charged with the collection of any Tax or in any Proceeding that is in any manner inconsistent with the terms of Schedule 2.3.2 or this Section 2.3.2 without the prior written consent of the other parties to this Agreement.

2.4. Excluded Assets. Buyer shall not purchase from Seller, and Seller shall not sell or transfer to Buyer, any assets of Seller other than the Purchased Assets (collectively, “Excluded Assets”), all of which are excluded from the sale and purchase contemplated hereunder and shall remain the property of Seller after the Closing.

3. CLOSING DATE; CLOSING DELIVERIES.

3.1. Closing. The closing of the purchase and sale of the Purchased Assets hereunder (the “Closing”) shall take place at the offices of Stevens & Lee P.C., 620 Freedom Business Center Drive, Suite 200, King of Prussia, Pennsylvania, 19046, or at such other place as Buyer and Seller may mutually agree upon, at 10:00 a.m. (Eastern Standard Time) on the date hereof (the “Closing Date”). The Closing will be effective as of 11:59 p.m. local time on the Closing Date.

3.2. Seller Group Deliveries at Closing. Subject to the terms and conditions of this Agreement, on the Closing Date, the members of the Seller Group, as appropriate, shall deliver to Buyer:

3.2.1. An executed bill of sale and assignment agreement in form and substance satisfactory to Buyer and the Seller Group (the “Bill of Sale”);

3.2.2. an employment agreement, in form and substance satisfactory to Buyer and the Principal (the “Principal Employment Agreement”), duly executed by the Principal; and

3.2.3. such other bills of sale, endorsements, assignments and other instruments of transfer and conveyance, in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer as of the Closing Date, good and marketable title, free and clear of any Liens, in and to all of the Purchased Assets.

3.3. Buyer Deliveries at Closing. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller:

3.3.1. the Purchase Price by wire transfer of immediately available funds;

3.3.2. a countersigned copy of the Bill of Sale; and

3.3.3. a copy of the Principal Employment Agreement countersigned by Buyer.

4. BUYER REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller as follows:

4.1. Organization and Authority. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the requisite limited liability company power and authority to enter into this Agreement and to perform its obligations under this Agreement. The signing, delivery and performance of this Agreement by Buyer have been duly authorized by Buyer, and no further limited liability company action is required on Buyer’s part in order to authorize this Agreement or the transactions contemplated hereby. Buyer has all requisite power, authority and legal capacity to execute and deliver each Transaction Document to which it is a party, to perform its obligations under each such Transaction Document, and to consummate the transactions contemplated by each such Transaction Document. This Agreement and each Transaction Document to which Buyer is a party is a legal, valid and binding obligation of Buyer, duly enforceable against Buyer in accordance with its terms.

4.2. No Conflict or Violation. Neither the signing and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, nor the performance by Buyer of the transactions contemplated by this Agreement, will result in: (i) a violation or conflict with Buyer’s formation or governing documents; (ii) a violation of any Laws or any Order to which Buyer is subject in any material respect; or (iii) a breach or default under any material Contract to which Buyer is a party or is otherwise subject.

4.3. No Broker’s or Finder’s Fees. No broker, finder, financial advisor or other person acting in a similar capacity has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated by this Agreement.

4.4. Consents and Approvals. Except for any filings or disclosures required to be made by Parent under the Securities Exchange Act of 1934, as amended, or any of the rules and regulations promulgated thereunder (the “Exchange Act”), the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party does not require consent, approval or authorization from, or any declaration, filing, registration or notice with or to, any Governmental or Regulatory Authority or any other Person.

5. SELLER GROUP REPRESENTATIONS AND WARRANTIES. Each member of the Seller Group, jointly and severally, represents and warrants to Buyer as follows:

5.1. Organization and Authority.

5.1.1. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Mississippi. Seller has the requisite power and authority to own the Purchased Assets and to carry on the Business as presently conducted.

5.1.2. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary limited liability company action on behalf of Seller and by Principal, and no further action is required on the part of Seller in order to authorize the execution and delivery of this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, or to consummate the transactions contemplated hereby and thereby. The Principal has the legal capacity to execute and deliver each Transaction Document to which he is a party, to perform his obligations under each such Transaction Document, and to consummate the transactions contemplated by each such Transaction Document. This Agreement and each Transaction Document to which each member of the Seller Group is a party constitutes a legal, valid and binding obligation of such member of the Seller Group, duly enforceable against each of them in accordance with its terms.

5.2. No Conflict or Violation. Neither the signing and delivery by the Seller or the Principal of this Agreement and the other Transaction Documents to which it or he is a party, nor the performance by the Seller or the Principal of the transactions contemplated hereby and thereby, will result in: (i) a violation of or conflict with Seller’s certificate or articles of organization or limited liability company operating agreement as in effect on the date hereof; (ii) a violation of any Laws or any Order to which Seller, the Principal, the Business or any of the Purchased Assets are subject; (iii) the imposition of any Lien against any of the Purchased Assets; (iv) the loss, revocation or nonrenewal of any material Permit; or (v) a breach or default under any Assumed Contract.

5.3. Consent and Approvals. Except as set forth on Schedule 5.3, the execution, delivery and performance by the Seller and the Principal of this Agreement and each Transaction Document to which it or he is a party, does not and will not require any consent, approval, appointment or authorization from, or any declaration, filing, registration or notice with or to, any Governmental or Regulatory Authority or any other Person.

5.4. Absence of Litigation. There are no Proceedings pending or, to the Knowledge of Seller, threatened against or involving Seller, the Business, the Purchased Assets or the Principal (as such Proceedings relate to the Business). There are no outstanding Orders related to the Business against any member of the Seller Group or any producers or employees involved on behalf of Seller in the Business.

5.5. Compliance with Laws; Permits.

5.5.1. Seller (and each other member of the Seller Group insofar as it relates to the Business or the Purchased Assets) has been in the past and is now in compliance in all material respects with all Laws applicable to Seller, the Business and the Purchased Assets.

No member of the Seller Group has received notice of a violation or alleged violation of any Laws related to the Business which has not been rectified or which remains outstanding and no such outstanding violation exists or material violation has occurred.

5.5.2. Seller and Principal have all Permits necessary for the conduct and operation of the Business as presently conducted. Seller has been, and is now, conducting the Business in material compliance with the Permits in all material respects. Seller has timely filed all material reports, registrations, statements, renewal applications and other submissions that are required pursuant to any Permit to be filed with any Governmental or Regulatory Authority having jurisdiction over the Business.

5.6. Title to Purchased Assets. Seller has and will deliver to Buyer good and marketable title to all of the Purchased Assets, free and clear of all Liens. No Person other than Seller owns, holds or claims any beneficial interest, ownership, option to purchase or right of first refusal or Lien of any kind in or to the Purchased Assets, and none of the Purchased Assets is subject to any Lien or other financing arrangement. Seller has not leased or licensed any of the Purchased Assets for use by any other Person.

5.7. Client Information. Seller has not directly or indirectly provided any third party with access to any Client Information, and no third party has had or currently has access to any such information.

5.8. Assumed Contracts. All of the Assumed Contracts are in full force and effect and Seller has paid in full all amounts due to date thereunder and has satisfied in full all of its other material liabilities and obligations to date. Seller is not in default under any Assumed Contract (copies of which have been provided to Buyer), nor is any other party to any Assumed Contract in default, and there does not exist any condition which, with the giving of notice or the lapse of time or both, would constitute a material default under any Assumed Contract.

5.9. Brokers; Powers of Attorney.

5.9.1. No member of the Seller Group has employed or engaged any broker, financial advisor, finder or similar intermediary and no member of the Seller Group has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses in connection with sale of the Purchased Assets contemplated by this Agreement.

5.9.2. No member of the Seller Group has granted any power of attorney to any Person for any purpose whatsoever with respect to the Business or the Purchased Assets.

5.10. Full Disclosure. No representation or warranty by any member of the Seller Group in this Agreement or any Transaction Document or in any of the schedules or exhibits attached hereto or thereto contains any untrue statement of a material fact or omits to state any fact necessary to make any statement herein or therein not materially misleading.

6. CERTAIN COVENANTS OF THE PARTIES.

6.1. Publicity. Other than with respect to any filings or disclosures required to be made by Parent under the Exchange Act, (i) no publicity release or announcement concerning this Agreement or the transactions contemplated hereby will be made without written advance approval thereof by each of Buyer and Seller, (ii) Buyer and Seller will cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby, and (iii) Buyer and Seller shall furnish to the other drafts of all press releases or announcements prior to their release.

6.2. Restrictive Covenants.

6.2.1. Each of Seller and Principal covenants and agrees that during the period commencing on the Closing Date and ending on the later of (i) two years following the Closing Date and (ii) one year following the Termination Date (as defined in the Principal Employment Agreement) (the “Restricted Period”), neither Seller nor Principal will, directly or indirectly, own, manage, operate, control, render service to, or participate in the ownership, management, operation or control of any Competitor anywhere in the United States of America; provided, however, that (i) Principal shall be entitled to own shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on the Nasdaq Stock Market which represent, in the aggregate, not more than 1% of such corporation’s fully-diluted shares, and (ii) the foregoing noncompetition covenant shall not impair or limit in any way (A) Principal’s right to receive any commissions or overrides arising under Contracts in effect prior to the Closing Date between Principal or his Affiliate, La Bella LLC, and any third party relating to insurance or related business written by Down Line Agents or (b) Executive’s ownership interest in Insurance Center for Excellence, LLC or otherwise limit in any way Executive’s right to receive any profits, distributions, or other payments as a result of or incident to such ownership interest.

6.2.2. Each of Seller and Principal covenants and agrees that during the Restricted Period, neither Seller nor Principal will, and cause their respective Affiliates not to, directly or indirectly, employ or solicit, or receive or accept the performance of services by any then current officer, manager, employee or independent contractor of Buyer or any subsidiary or Affiliate of Buyer, or in any way interfere with the relationship between Buyer or any subsidiary or Affiliate of Buyer, on the one hand, and any such officer, manager, employee or independent contractor, on the other hand.

6.2.3. Each of Seller and Principal covenants and agrees that during the Restricted Period, neither Seller nor Principal will, and cause their respective Affiliates not to, directly or indirectly, knowingly induce, or attempt to induce, any customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or other Person known by Executive to be transacting business with Buyer or any subsidiary or Affiliate of Buyer (collectively the “Customers” and “Vendors”) to reduce or cease doing business with Buyer or any such subsidiary or Affiliate of Buyer, or in any way to interfere with the relationship between any such Customer or Vendor, on the one hand, and Buyer or any subsidiary or Affiliate of Buyer, on the other hand.

6.2.4. Each of Seller and Principal agrees to not, and to cause their respective Affiliates not to, make any statements, written or oral, which would be reasonably likely to disparage or damage Buyer, its subsidiaries or Affiliates or the personal or professional reputation of any present or former employees, officers or members of the managing or directorial boards or committees of Buyer or its subsidiaries or Affiliates.

6.2.5. Each of Seller and Principal acknowledges that monetary damages will not be an adequate remedy for Buyer in the event of a breach of this Section 6.2 and that it would be impossible for Buyer to measure damages in the event of such a breach. Therefore, each of Seller and Principal agrees that, in addition to other rights that Buyer may have at Law or equity, Buyer is entitled, without posting bond, to an injunction preventing Seller or Principal from any breach of this Section 6.2. In the event of a breach or violation by Seller or Principal during the Restricted Period of any restriction set forth in this Section 6.2, the Restricted Period shall be tolled until such breach or violation has been cured.

6.2.6. The parties intend to provide the maximum protection possible with respect to Buyer, its subsidiaries and Affiliates, and its Customers and Vendors. The parties, however, do not intend to include a provision that contravenes the public policy of any state. Therefore, if any provision of this Section 6.2 is unlawful, against public policy or otherwise declared void, such provision shall not be deemed part of this Section 6.2, which otherwise shall remain in full force and effect. If, at the time of enforcement of this Section 6.2, a court or other tribunal holds that the duration, scope or area restriction provided in this Section 6.2 is unreasonable under the circumstances then existing, the parties agree that the court shall have the power to enforce the restrictions to the extent it deems reasonable.

6.3. Bulk Sales. Seller shall comply with any and all requirements and provisions of any “bulk-transfer” or similar Laws in each applicable jurisdiction that may apply with respect to the sale of any or all of the Purchased Assets to Buyer.

7. INDEMNIFICATION.

7.1. Indemnification by Buyer. Buyer shall indemnify, defend and hold Seller and Principal and each of Seller’s and Principal’s officers, directors, employees, representatives and Affiliates harmless from and against, and shall reimburse Seller and Principal on demand on account of, any and all Adverse Consequences which may be asserted against, imposed on or incurred by any of them as a result of or arising out of or in any manner relating or attributable to (i) any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement (in each case without regard to any qualifications as to materiality set forth therein), (ii) any breach or non-fulfillment by Buyer of any covenants or obligations contained in this Agreement, or (iii) Buyer’s ownership and operation of the Purchased Assets after the Closing Date.

7.2. Indemnification by the Seller Group. Each of Seller and Principal, jointly and severally, shall indemnify, defend and hold Buyer, its Affiliates, and their respective officers, directors, members, managers, employees, representatives, successors and assigns harmless from and against, and shall reimburse Buyer on demand on account of, any and all Adverse Consequences which may be asserted against, imposed on or incurred by any of them as a result of or arising out of or in any manner relating or attributable to (i) any inaccuracy or breach of any representation or warranty made by Seller or Principal in this Agreement (in each case without regard to any qualifications as to materiality set forth therein), (ii) any breach or non-fulfillment by Seller or Principal of any of covenants or obligations contained in this Agreement, or (iii) any and all Retained Liabilities.

7.3. Indemnification Procedures. Any Persons entitled to indemnification under this Agreement (the “Indemnified Parties”) receiving notice of a claim from a third party (a “Third-Party Claim”) will promptly give notice of the claim to the party under this Agreement required to provide indemnification (the “Indemnifying Party”); provided, however, that the failure to give such notice will not relieve or otherwise affect the Indemnifying Party’s obligations under this Article 7 with respect to such claim, except to the extent that the failure to give notice actually materially prejudices or otherwise impairs the Indemnifying Party’s ability to defend against or contest the claim.

7.3.1. The Indemnifying Party will be entitled at its own cost and expense to contest and defend any Third-Party Claim unless such Third-Party Claim is reasonably likely to materially and adversely affect the Indemnified Party other than as a result of monetary damages; provided, that the Indemnifying Party will notify the Indemnified Parties within a reasonable period of time, not to exceed twenty (20) days after receipt of notice of the Third-Party Claim, that the Indemnifying Party intends to so contest or defend; and provided, further, that all Adverse Consequences incurred by the Indemnified Party prior to any assumption by the Indemnifying Party of the defense or contest of a Third-Party Claim shall be reimbursed by the Indemnifying Party to the extent indemnifiable hereunder. The contest or defense will be conducted by counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Parties. Any of the Indemnified Parties will have the right to participate in any Proceedings relating to such Third-Party Claim, including the right to employ counsel separate from the counsel employed by the Indemnifying Party (subject to the Indemnifying Party’s right to control the defense) at its own cost and expense, unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the Third-Party Claim and a Governmental or Regulatory Authority with jurisdiction over such claim shall have determined that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the availability to the Indemnified Party of one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect thereof, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed in accordance with this Section 7.3.1, in which each case all such costs or expenses incurred by the Indemnified Party in connection with such participation, including without limitation the fees of separate counsel incurred by the Indemnified Party with respect to such Third-Party Claim, shall be borne by the Indemnifying Party. The Indemnifying Party will otherwise be responsible for the costs and expenses of the defense, including payment of any judgment, award or settlement amount for which the Indemnifying Party is liable under this Article 7.

7.3.2. If (i) the Indemnifying Party does not elect within the 20-day period to contest any Third-Party Claim, (ii) the Indemnifying Party is not entitled to defend the Third Party Claim under Section 7.3.1, or (iii) after assuming the defense of a Third-Party Claim, the Indemnifying Party fails to conduct the defense of such Third-Party Claim in a reasonably diligent manner within 20 days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Parties will be entitled to defend and otherwise handle the claim, but shall not thereby waive any right to indemnification therefor or be adversely affected with respect to its rights to indemnification for such claim.

7.3.3. The party conducting the defense or contest of any Third-Party Claim hereunder shall keep the non-controlling party(ies) reasonably advised of the status of such claim and the defense thereof and shall consider in good faith recommendations made by such non-controlling party(ies) with respect thereto.

7.3.4. Notwithstanding anything to the contrary contained in this Article 7, the Indemnifying Party will not have the right to settle or compromise any Third-Party Claim without the Indemnified Party’s consent, which may be given or withheld in its sole discretion; provided, however, that the Indemnified Party’s consent shall not be unreasonably withheld or delayed if the settlement or compromise includes as an unconditional term thereof the giving by all claimants or plaintiffs to the Indemnified Party of a release from all liability in respect of the claim and if no injunctive or other equitable relief would be imposed against the Indemnified Party pursuant to or as a result of such settlement.

7.4. Survival. All covenants and obligations on the part of each member of the Seller Group and Buyer in this Agreement, or in any document delivered pursuant to this Agreement at Closing or otherwise, will survive the Closing in accordance with their terms. Notwithstanding any investigation by or on behalf of Buyer or any member of the Seller Group, all representations and warranties of Buyer, Seller and Principal in this Agreement, or in any documents delivered pursuant to this Agreement at Closing or otherwise, will survive the Closing for a period of two (2) years, provided, however, that the representations and warranties in Sections 4.1, 4.2, 5.1, 5.2 and 5.7 and any claims based upon any fraud shall survive indefinitely. Notwithstanding anything to the contrary contained in this Agreement, any representation or warranty on the part of any member of the Seller Group and Buyer in this Agreement will survive indefinitely to the extent a claim with respect thereto has been submitted in writing prior to the applicable survival expiration date.

7.5. Purchase Price Adjustment. All indemnification payments made pursuant to this Agreement shall be treated as adjustments to the Purchase Price.

7.6. Limitations. Notwithstanding anything herein to the contrary, as to matters which are subject to indemnification pursuant to this Article 7, (i) Seller and Principal shall not be liable unless and until the aggregate Adverse Consequences to the Indemnified Parties resulting from indemnifiable matters hereunder shall exceed a cumulative aggregate amount equal to Thirty Thousand Dollars ($30,000) (the “Indemnification Threshold”), in which case Seller and Principal shall be responsible and shall indemnify the Indemnified Parties for all Adverse Consequences from the first dollar thereof, and (ii) the aggregate amount of all payments that shall be payable by Seller and Principal as a result of any claims for indemnification made hereunder shall be limited in the aggregate to an amount equal to the Purchase Price; provided, however, that the foregoing limitations shall not apply to any Adverse Consequences attributable to any Retained Liabilities, fraud, or to Seller’s or Principal’s breach of or noncompliance with the covenants set forth in Sections 6.2 and/or 6.3.

7.7. Benefit of the Bargain. An Indemnified Party’s right to indemnification hereunder or other remedies based on any representation, warranty, covenant or liability of another Person contained in or made pursuant to this Agreement shall not be affected by any investigation conducted by such Indemnified Party or any of its representatives or Affiliates or any knowledge acquired (or capable of being acquired) by any such Indemnified Party or its representatives or Affiliates, in each case, at any time, whether before or after the execution and delivery of this Agreement or the Closing.

8. MISCELLANEOUS.

8.1. Notices. All notices, consents, waivers and other communications required or permitted under this Agreement shall be sufficiently given for all purposes hereunder if in writing and (i) hand delivered, (ii) sent by certified or registered mail, return receipt requested and proper postage prepaid, (iii) sent by a nationally recognized overnight courier service, or (iv) sent by facsimile, in each case to the address or facsimile number and to the attention of the person (by name or title) set forth below:

If to Seller or Principal: Ivan Spinner TSG Agency, LLC 4397 Creote Rd. Gulfport, MS 39503 Facsimile: 954-333-1985	With a copy to: P. Pete Zografakis Spruce Law Group 1177 Spruce Street Philadelphia, PA 19103 Facsimile: 267-507-1766

If to Buyer: Michael W. Kosloske Health Plan Intermediaries Holdings, LLC 15437 N. Florida Avenue Suite 201 Tampa, FL 33613 Facsimile: 877-376-5832	With a copy to: Michael A. Petrizzo, Jr. Stevens & Lee 620 Freedom Business Center Dr. Suite 200 King of Prussia, PA 19016 Facsimile: 610-988-0839

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

8.2. Entire Agreement. This Agreement, together with the attached exhibits and schedules and the Transaction Documents, constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between and among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, modified or supplemented except in a writing signed by all of the parties hereto.

8.3. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto, their respective heirs, executors, legal representatives, successors and permitted assigns. No party to this Agreement may assign or delegate any of its rights, duties or obligations under this Agreement to any Person without prior written consent of the other parties hereto; provided that Buyer shall have a right to assign and delegate any of its rights and obligations to any one or more of its Affiliates, without any such consent. Any attempted assignment or delegation in violation of the foregoing sentence shall be void and of no effect.

8.4. Waiver. Buyer, by an instrument duly executed by its authorized representative in writing, may extend the time for or waive the performance of any of the obligations of Seller or waive compliance by Seller with any of the covenants or conditions contained herein. Seller, by an instrument in writing, may extend the time for or waive the performance of any of the obligations of Buyer or waive compliance by Buyer with any of the covenants or conditions contained herein. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any of the other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

8.5. No Third Party Beneficiary. Except as provided in Article 7 with respect to Indemnified Parties and Section 6.2 with respect to Buyer’s subsidiaries and Affiliates, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective successors and permitted assigns any rights or benefits under or by reason of this Agreement.

8.6. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement (including the Restricted Period or the Restricted Area) shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction

8.7. Counterparts, etc. This Agreement may be executed in one or more counterparts, which, taken together, shall represent a fully executed Agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine or by other electronic transmission of a manual signature (by portable document format (pdf) or other method that enables the recipient to produce a copy of the manual signature), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same effect as if it were the original signed version thereof delivered in person.

8.8. Further Assurances. Seller, Principal and Buyer agree, upon request and for no additional consideration, to execute and deliver any documents and to take all further actions which may be reasonably requested by the other party in order to effectuate the purposes and intent of this Agreement and the transfer of the Purchased Assets to Buyer hereunder.

8.9. Remedies Cumulative. Except as otherwise expressly provided herein, no remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy available hereunder under applicable Law.

8.10. Governing Law; Jurisdiction.

8.10.1. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.

8.10.2. Any Proceeding arising out of or relating to this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby shall be brought exclusively in the state or federal courts located in Wilmington, Delaware. Each of the parties irrevocably submits to the exclusive jurisdiction of such courts in any such Proceeding, and waives any objection it or he may now or hereafter have to venue or to convenience of forum.

8.11. Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or Proceeding regarding this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby.

8.12. Payment of Sales, Use or Similar Taxes. Seller shall be responsible for (and shall indemnify and hold Buyer harmless against) one hundred percent (100%) of any sales Taxes incident to the sale and transfer of the Purchased Assets and for all other applicable sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges (including UCC-3 filing fees, if any) in connection with the sale of the Purchased Assets contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BUYER:

HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC

By:	/s/ Michael Kosloske
Name:	Michael Kosloske
Title:	President and Chief Executive Officer

SELLER:

TSG AGENCY, LLC

By:	/s/ Ivan M. Spinner
Name:	Ivan Spinner
Title:	Managing Member

PRINCIPAL:

By:	/s/ Ivan M. Spinner
Name:	Ivan Spinner

(Signature Page to Asset Purchase Agreement)

EXHIBIT A

DEFINITIONS

“Adverse Consequences” means all claims, charges, penalties, judgments, fines, amounts paid in settlement, assessments, remediation, liabilities, obligations, losses, damages, deficiencies, diminutions in value, Taxes, fees, costs and expenses, including all reasonable attorneys’ fees and court costs and the reasonable costs incurred by any Person to enforce another Person’s indemnification obligations under this Agreement.

“Affiliate” means, with respect to a particular Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such particular Person. For purposes of this definition, the terms “control,” “controlled by” and “under common control” as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Asset Purchase Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Assumed Contracts” means those Contracts specifically identified on Schedule 6(a).

“Bill of Sale” is defined in Section 3.2.1.

“Business” means the insurance agency business of Seller as conducted on the date hereof.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Business” means (i) developing and administering web-based individual health insurance plans and ancillary health insurance products, (ii) designing and structuring data-driven individual health insurance plans and ancillary health insurance products, (iii) marketing such individual health insurance plans and ancillary health insurance products, (iv) managing relations with insureds, and (v) any other business or commercial activity, in each case as conducted by Parent or any subsidiary or Affiliate of Parent (including Buyer). For purposes of clarity, the term “Buyer Business” shall include the business related in any way to the Purchased Assets being purchased by Buyer under this Agreement.

“Client Information” means all list(s) or Records of clients or customers or accounts, together with all files, computer records and client, customer and account records (whether in written format, digital format or any other media) used or held by, for or in connection with the Business or the Purchased Assets. For purposes of this definition, the terms “client” or “customer” or “account”, mean as to any Person at any time, any other Person listed or otherwise identified on or in the books or records of such Person (whether in written format, digital format or any other media) at such time as a client, customer, account or other Person from whom such Person directly or indirectly (i) derived or received any revenue or other income, (ii) may prospectively derive or receive any revenue or other income or (iii) derived or received revenue or other income during the twenty-four (24) month period prior to such time.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).

“Competitor” means any Person that directly or indirectly is engaged in, or plans to be engaged in, any activity that is or could reasonably be considered to be competitive with the Buyer Business.

“Customers” is defined in Section 6.2.3.

“Down Line Agents” means those entities and individuals set forth on Schedule 6(b).

“Exchange Act” is defined in Section 4.4.

“Excluded Assets” is defined in Section 2.4.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, province, county, city or other political subdivision.

“Indemnified Parties” is defined in Section 7.3.

“Indemnifying Party” is defined in Section 7.3.

“Indemnification Threshold” is defined in Section 7.6.

“Knowledge of Seller” means the actual knowledge of the Principal and the knowledge that Principal could be expected to discover after reasonable investigation concerning the fact or matter in question.

“Law” means any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law, in each case, of any Governmental or Regulatory Authority.

“Liabilities” means, collectively, any and all liabilities or obligations (as such terms may be most broadly interpreted under applicable Law) of any kind (whether express or implied, secured or unsecured, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, due or to become due, accrued or unaccrued, contingent or non-contingent, or otherwise), whether or not relating to the Purchased Assets, the Business or otherwise.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, right of possession in favor of any third party, claim, levy, charge, equitable interest, option, right of way, easement, encroachment, right of first option, right of first refusal or similar restriction or other encumbrance of any kind, or any conditional sale agreement, factor’s lien agreement or any other right of any third party of any kind.

“Orders” means any writ, judgment, decree, injunction, or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary, final or otherwise).

“Permits” means all licenses, permits, certificates, orders, approvals, registrations, certifications and authorizations with all Governmental and Regulatory Authorities required in connection with the ownership and use of the Purchased Assets or the operation of the Business.

“Person” means any natural person, corporation, unincorporated organization, partnership (general, limited or otherwise), limited liability company, association, joint-stock company, joint venture, trust, governmental body or agency or other entity having legal status of any kind.

“Principal” has the meaning set forth in the preamble to this Agreement.

“Principal Employment Agreement” is defined in Section 3.2.2.

“Proceedings” means all litigation, complaints, actions, suits, proceedings, hearings, investigations, grievances, arbitrations or other legal, administrative or governmental proceedings or enforcement actions.

“Purchase Price” is defined in Section 2.3.1.

“Purchased Assets” means Seller’s entire right, title and interest in, to and under (i) all Assumed Contracts (provided, that any unpaid amounts due and owing as of the Closing Date under the Assumed Contracts for pre-Closing periods (but not for any post-Closing new or renewal business) shall continue to be payable to Seller following the Closing pursuant to the terms and conditions of the applicable Assumed Contract), (ii) all Client Information and all other data and Records related to the Purchased Assets or the Business as it relates to the Assumed Contracts, (iii) all rights of Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of Seller or with third parties to the extent relating to the Assumed Contracts or the Business attributable thereto (or any portion thereof), and (iv) all rights (including renewal rights), warranties, guaranties, privileges, claims, and causes of action associated with any of the assets described in the immediately preceding clauses (i) through (iii) inclusive, but does not include the Excluded Assets or any Retained Liabilities.

“Records” means all information that is inscribed on a tangible medium or that is stored in an electronic or other medium.

“Restricted Period” is defined in Section 6.2.1.

“Retained Liabilities” is defined in Section 2.2.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Group” has the meaning set forth in the preamble to this Agreement.

“Tax Authority” means any state or local government, or agency, instrumentality or employee thereof, charged with the administration of any law or regulation relating to Taxes.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, or other assessments, including all net income, gross receipts, capital, sales, use, motor fuel, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i).

“Third-Party Claim” is defined in Section 7.3.

“Transaction Documents” means this Agreement, the Bill of Sale, the Principal Employment Agreement, and the other instruments and documents delivered at the Closing in connection with the transactions contemplated under this Agreement.

“Vendors” is defined in Section 6.2.3.